QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

Letter to Brokers, Dealers, Commercial Banks,
Trust Companies, and other Nominees
Crown Media Holdings, Inc.

Guaranteed by
CM Intermediary, LLC
Crown Media United States, LLC
Citi Tee Vee LLC
and Doone City Pictures LLC

Exchange Offer for all outstanding
10.5% Senior Notes due 2019
(CUSIP Nos. 228411 AC8, U21671 AA7 and 28411 AD6)
for new 10.5% Senior Notes due 2019
that have been registered under the Securities Act of 1933
pursuant to the Prospectus dated             , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION TIME"). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR BEFORE THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees:

Crown Media Holdings, Inc., a Delaware corporation (the "Company") as issuer and CM Intermediary, LLC, a Delaware limited liability company, Crown Media United States, LLC, a Delaware limited liability company, Citi Tee Vee LLC, a Delaware limited liability company, and Doone City Pictures LLC, a Delaware limited liability company, (collectively, the "Guarantors") as guarantors, are offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated             , 2011 (the "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), up to $300,000,000 in aggregate principal amount of new 10.5% Senior Notes due 2019 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of outstanding 10.5% Senior Notes due 2019 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the "Exchange Offer"). The Exchange Offer is being made pursuant to the registration rights agreement that the Company and the Guarantors entered into with the initial purchaser in connection with the issuance of the Outstanding Notes. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.     Prospectus dated             , 2011;

2.     The Letter of Transmittal for your use and for the information of your clients;

3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or before the Expiration Time, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent, or if the procedure for book-entry transfer cannot be completed;

4.     A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

5.     Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2011, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or before the Expiration Time.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Outstanding Notes must be delivered to the Exchange Agent (or book-entry transfer of the Outstanding Notes must be made into the Exchange Agent's account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have regarding the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

      Very truly yours,

      CROWN MEDIA HOLDINGS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, ANY OF THE GUARANTORS, OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

QuickLinks

  Exhibit 99.4